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Exhibit 3.26

THIRD AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
"BLUEWATER BRASIL LTDA."

CNPJ: 04.280695/0001-63
NIRE: 33.2.0665790-8

By Private Instrument and in the best legal form, the parties below:

I.
ROBERTO FERNANDO CHEDID, Brazilian, married, Naval Engineer, resident and domiciled at Av. Sernambetiba, 5200 – bloco 2 – apt. 203, in the City and State of Rio de Janeiro, ID card No. 05178169-8, issued by IFP/RJ on 5/15/1979, registered in CPF/MF under No. 179.820.497-53 and registered in CREA under No. 34547D.; and

II.
BLUEWATER INTERNATIONAL B.V., a company existing since March 17, 2000, organised and existing in accordance with the Laws of Netherlands and having its registered office at Marsstraat 33, 2132 HR Hoofddorp, The Netherlands,

The last, in this act represented by:

  ALESSANDRA CATANANTE NASSER DE MELO, Brazilian citizen, married, lawyer, resident and domiciled at Av. Jarbas de Carvalho, 1325 – cob., Recreio dos Bandeirantes, in the City and State of Rio de Janeiro, OAB/RJ No. 83.123, and CPF/MF No. 019.168.637-95.

Both, as quotaholders representing, jointly, the Limited Liability Company by Quotas BLUEWATER BRASIL LTDA., with headquarters at Rua da Glória n. 290, 2nd. floor – (201 e 202), in the City and State of Rio de Janeiro, with tax roll number CNPJ under No. 04.280695/0001-63, with its Articles of Incorporation duly registered before the Registry of Commerce of Rio de Janeiro ("JUCERJA"), under NIRE 33.2.0665790-8, on February 9, 2001, and more:

  BLUEWATER HOLDING B.V, a Limited Liability Company, organized and existing in accordance with the Laws of the Netherlands, and having its registered office at Marsstraat 33, 2132 HR Hoofddorp, The Netherlands, in this act represented by ALESSANDRA CATANANTE NASSER DE MELO, qualified hereinabove, decided, unanimously, to amend the Articles of Incorporation of BLUEWATER BRASIL LTDA. as following described:

1-	The quotaholder, ROBERTO FERNANDO CHEDID qualified above, transfers to BLUEWATER HOLDING B.V. its fully participation in BLUEWATER BRASIL LTDA., corresponding to 1 quota, in the value of R$1.00;
2-
It is understood that, by the present transfer of the participation of ROBERTO FERNANDO CHEDID in the capital of Bluewater Brasil Ltda. to BLUEWATER HOLDING B.V., the purchaser receives the quota, undertaking and being held liable, for each and every transaction or operation arisen from its position as a quotaholder, including the assumption and ratification of past actions taken by the former quotaholder.
3-
Further, the quotaholders decided, unanimously, to amend Clause Five of the Articles of Incorporation regarding the company's capital, reflecting the admission into the Company of the Quotaholder BLUEWATER HOLDING B.V. Therefore, the mentioned clause shall be written as follows:

"CLAUSE FIVE
COMPANY CAPITAL

5.1.
The Company Capital shall consist of R$50,000.00 (fifty thousand Reais), divided into 50,000 (fifty thousand) quotas, with a par value R$1.00 (one real) each, totally subscribed, of which 1,000 (one thousand) quotas are duly paid up in this act, in national currency. The remaining of the quotas will be paid up, in national currency, assets, or credits, within 20 (twenty) years. The quotas shall be distributed as follows between the Partners:

Quotaholder	No of Quotas	Value in R$
I — Bluewater International B.V.	49,999	49,999.00
II — Bluewater Holding B.V.	1	1.00

Total	50,000	50,000.00

5.2.
Liability of the partners is limited to the amount of the company capital, in accordance with Law No 10.406, of January 11, 2002.

5.3.
Quotas are indivisible in relation to the partnership and each one conveys the right to 1 (one) vote in resolutions set down in quotaholder's meetings. Such resolutions shall be taken by a majority of votes. In any hypothesis the dissenting quotaholder has the right to withdraw from the partnership, when he will receive his assets according to the law.

5.4.
Full or partial alienation of quotas shall not be permitted without previous written consent of the major quotaholder, which, in equal conditions and price will have preference in the acquisition."

4-	Subsequently, the quotaholders, agree and decide, unanimously, to amend Clause Seven of the Articles of Incorporation, in a way to: (i) allow the designation of a non-quotaholder administrator; (ii) define competence and powers of the Administrator; (iii) and in the same act, decide for the designation of administrator:

  ROBERTO FERNANDO CHEDID, Brazilian, married, Naval Engineer, resident and domiciled at Av. Sernambetiba, 5200 – bloco 2 – apto. 203, in the City and State of Rio de Janeiro, ID card No. 05178169-8, issued by IFP/RJ on 5/15/1979, registered in CPF/MF under No. 179.820.497-53 and registered in CREA under No. 34547D.

Due to that, the Clause Seven of the Articles of Incorporation, regarding Administration and Management, will now take effect as following described:

"CLAUSE SEVEN
ADMINISTRATION AND MANAGEMENT

7.1.
The Management and the Administration of the company is entrusted to the quotaholders, that, by resolution, will delegate its powers to one or more administrators, quotaholders or not, residents in the country. If the capital is not yet paid in full, unanimous approval is required. In case of paid in fill two thirds of the votes are necessary.

7.2.
The Administrator is discharged of giving bail and can be dismissed "ad nutum", by means of quotaholders resolution representing the majority of the company's capital, who will be entrusted to designate a substitutive administrator.

7.3.
The Administrator may draw monthly remuneration, under the title of pro-labore, which shall be set by the partner or partners representing the majority of the Company Capital and shall be taken into the account as operating expenses.

7.4.
The Administrator shall have the exclusive authority to (i) use the Company's name and represent the Company in or out of court, as a defendant or plaintiff, before third, being able to carry out the management acts necessary to the attainment of the Company's purposes; (ii) in the terms of clause 7.7, grant power-of-attorneys that will always concede limited powers, to the practice of certain acts of his competence, being sure that all power-of-attorneys shall have a maximum limit period of effectiveness of one year, excluding those for judicial purposes; (iii) sign any and all documents, even when such action results in the assumption by the Company of a responsibility, including checks, payment orders and others up to R$50,000.00 (fifty thousand Reais).

7.5.
All the obligations of the Company, including checks, payment orders and others equal to or greater than R$50,000.00 (fifty thousand Reais) shall depend, necessarily, of the written approval of the quotaholder(s) representing the majority of votes.

7.6.
The acts of any quotaholder, administrator, attorney-in-fact or employee that involves different obligations from those related to the Company's purpose are prohibited, being null, and not effective in relation to the Company, being sure that the Company can only give bails, co-signer's agreement or other warranties, to third parties, when written authorised, by the quotaholders representing 95% (ninety five per cent) of the company s capital.

7.7
The measures enumerated below, concerning the Company's administration, will only be adopted with previous and express approval from the quotaholders representing 95% (ninety five per cent) of the Company's capital:

(a)
acquire or transfer any share in other companies;

(b)
to contract loans or any other similar obligations;

(c)
acquire, transfer, encumber or burden any company's real properties; and

(d)
grant mandatory instruments, excluding power-of-attorneys granted to customs' broker.

7.8.
Unanimously, the quotaholders decide that the Company's Administration will be performed by Mr.:

  ROBERTO FERNANDO CHEDID, Brazilian, married, Naval Engineer, resident and domiciled at Av. Sernambetiba, 5200 – bloco 2 – apto. 203, in the City and State of Rio de Janeiro, ID card No. 05178169-8, issued by IFP/RJ on 5/15/1979, registered in CPF/MF under No. 179.820.497-53 and registered in CREA under No. 34547D.

5-	All the other clauses and conditions of the Articles of Incorporation that were not amended, remain in perfect and effective force, being entirely ratified.

And since they are so adjusted, the contracting parties sign this instrument in 3 (three) counterparts of equal content and form, before two undersigned witnesses.

Rio de Janeiro, May 2nd, 2003.

/s/ ALESSANDRA CATANANTE NASSER DE MELO Alessandra Catanante Nasser de Melo
On behalf of BLUEWATER INTERNATIONAL B.V.
/s/ ALESSANDRA CATANANTE NASSER DE MELO Alessandra Catanante Nasser de Melo
On behalf of BLUEWATER HOLDING B.V.
/s/ ROBERTO FERNANDO CHEDID ROBERTO FERNANDO CHEDIDA
/s/ GUSTAVO OLIVEIRA Lawyer's visa Gustavo Oliveira
Witnesses:

Name:	Name:
Id. No.	Id. No.

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  Exhibit 3.26
THIRD AMENDMENT TO THE ARTICLES OF INCORPORATION OF "BLUEWATER BRASIL LTDA."